Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: RF Industries, Ltd. Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Announces Board of Directors Changes

New appointments align with the Company’s strategic growth strategies

Marvin Fink retires from Board after more than 20 years of service

SAN DIEGO, CA, September 12, 2022 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced the addition of Kay L. Tidwell and Jason Cohenour to the Company’s Board of Directors (the “Board”).

Kay L. Tidwell is the Executive Vice President, General Counsel and Chief Risk Officer of Hudson Pacific Properties, Inc. (NYSE: HPP), a unique provider of end-to-end real estate solutions for tech and media tenants. She joined Hudson Pacific in 2010 and is responsible for the company’s corporate legal function, overseeing corporate governance matters, SEC and NYSE compliance, and insurance and litigation, as well as managing outside counsel.

Prior to Hudson Pacific, Tidwell was an attorney at Latham & Watkins LLP, where she began her legal career in the Los Angeles office, advising on a wide variety of corporate and securities matters, including Hudson Pacific’s IPO. She received a Bachelor of Arts degree in English, magna cum laude, from Yale College. She also earned a Juris Doctor degree from Yale Law School.

Ms. Tidwell commented, “RF Industries’ strong track record and proven ability to execute on business fundamentals, coupled with its clear commitment to good corporate governance, make it an incredibly attractive enterprise to be a part of, and I am delighted to join its Board of Directors. I look forward to bringing my experience advising public companies to the Board.”

Jason Cohenour joins the Board with many years of executive leadership, sales, marketing, operations, and international M&A experience. He previously served as President, CEO, and Director at Sierra Wireless, Inc. (NASDAQ: SWIR) from 2005 to 2018. While CEO, Cohenour led a successful business turnaround, resulting in revenue growth of nearly 800% to an annualized run rate of $800 million. He also led a multi-year business transformation, pivoting the company from a mobile computing pure play to the global leader in intelligent wireless solutions for the IoT.

Cohenour is also a Director of CalAmp Corp. (NASDAQ: CAMP), a connected intelligence company, where he was appointed in June 2019 and serves on the Audit Committee as well as chairs the Governance and Nominating Committee. He has a BS degree in Business Administration from the University of Rhode Island.

Mr. Cohenour commented, “RF Industries is exceptionally well positioned to be a key enabler of the deployment of next generation 5G communications services and solutions. I am very excited to join the board of RF Industries and to apply my energy and experience in support of Rob, the team, and the company’s continued growth and value creation.”

RF Industries Chairman Mark Holdsworth said, “We are pleased to welcome Kay and Jason to our Board of Directors. They are both great additions and we are excited for the fresh perspectives and immediate positive impact they bring as we continue our transformation and long-term growth strategy. Kay, with her public company legal experience, will be an important addition in corporate governance matters and Jason, with his successful growth and leadership track record and deep understanding of the wireless and related industries, will provide mission critical strategic guidance.”

The Company also announced today that former Chairman of the Board, and long-time Board member, Marvin Fink has retired from the Company's Board, effective September 7, 2022, following more than 20 years of dedicated service. Mr. Fink was the Chairman of the Board of RF Industries from 2001 to 2021 and was instrumental in the long-term growth of the Company, including being a key piece of its significant turnaround and growth in the last five years.

Robert Dawson, President and CEO of RF Industries, commented, "On behalf of the Board and the management team, we are very thankful to Marv for his longstanding dedication and commitment to RF Industries and his huge contributions over the years that were a key piece of the Company's success. I’m especially thankful for Marv’s guidance to me and the team over the last five years and on a personal note, I’ve enjoyed his stable approach and sharp wit. It has been a privilege to serve with him on the Board, and I wish him well."

With these changes, the number of RF Industries Board members currently stands at six. Click here for the bios of the entire RF Industries Board of Directors, Board Diversity Matrix and Committee Makeup.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including opportunities for development of our business strategy and long-term growth, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully integrate Microlab and realize anticipated synergies, the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers; changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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